EXHIBIT 23.01




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Graff Pay-Per-View Inc. on Form S-8 ("Registration Statement") of our report, based in part on the reports of other auditors, dated March 8, 1996 except for
Note 2 and paragraph (a) and (e) of Note 6 as to which the dates are April 3, 1996, March 29, 1996 and April 10, 1996, respectively, on our audits of the consolidated financial statements and financial statement schedule II of Graff Pay-Per-View Inc. as of December 31, 1995 and 1994, and for the three years in the period ended December 31, 1995, which report is included in the 1995 Annual Report in the Form 10-K of Graff Pay-Per-View Inc. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement.

                                                     COOPERS & LYBRAND L.L.P.

New York, New York
May 6, 1996